SEPARATION AND RELEASE AGREEMENT

This is a complete and final Agreement between Tony Pearl (for yourself, your spouse and anyone acting for you) (“you”), and Freescale Semiconductor, Inc. (for itself, its subsidiaries and affiliates and anyone acting for Freescale) (“Freescale”) that resolves all matters between you and Freescale. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and Freescale, including any prior versions of this Agreement. This Agreement has been individually negotiated and is not part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Freescale agree to the following terms of your separation from Freescale:

1. SEPARATION. You are relieved of all duties and responsibilities effective immediately, but you will remain on payroll at your current salary until February 12, 2005, on which date your employment will end (the “Separation Date”). You tender and Freescale accepts your resignation as a director and/or officer of Freescale and its subsidiaries and affiliates effective as of the Separation Date. Your separation shall be documented as a termination without cause. At Freescale’s request, you shall execute any and all documents reasonably necessary to confirm your resignation as a director and/or officer of Freescale and its subsidiaries and/or affiliates.

2. SEPARATION ALLOWANCE AND INCENTIVE PLANS. Freescale will pay you at your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions until the Separation Date. Freescale also will pay you a lump sum Separation Allowance in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000.00), less applicable state and federal payroll tax deductions and any other legally required withholding. You acknowledge and agree that this Separation Allowance constitutes an amount to which you are not otherwise entitled. Freescale will make this payment to you on or before February 28, 2005, provided that you have signed, returned and not revoked this Agreement.

In addition, you are eligible to receive an incentive payment from Freescale under the Freescale/Motorola Incentive Plan for the 2004 plan year in accordance with the terms of that plan. Freescale will apply an individual performance factor of 1.00 in computing the amount of payment you receive under the plan. You understand that you will not receive any payment under the Freescale Incentive Plan for the 2005 plan year.

The Separation Allowance and other payments described in this section include and exceed any pay, bonuses, or any other amounts that are unpaid as of your separation, other than pay for accrued and unused Paid Time Off. You will be paid for any Paid Time Off you have accrued but not used as of your Separation Date. You acknowledge that you will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Freescale.

3. BENEFIT AND EQUITY PLANS.

(a) The effect of your separation and this Agreement upon your participation in, or coverage under, any of Freescale’s benefit or compensation plans and any applicable stock option plans, award documents or restricted stock or restricted stock unit agreements shall be governed by the terms of those plans and agreements except as specifically modified by this Agreement. Unless specifically set forth in this Agreement, Freescale is making no guarantee, warranty or representation regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

(b) Upon your separation, your outstanding stock option grants will be treated as follows: (i) Pursuant to the letter offering you employment with Freescale, for the grant of options to purchase 60,000 shares of Motorola stock which was converted to Freescale stock options as of Freescale’s separation from Motorola, options in this grant not vested as of your Separation Date will be accelerated and vest effective February 12, 2005. You will have until February 11, 2006 to exercise any of the options from this grant that have already vested as of your Separation Date or are vested on February 12, 2005 pursuant to this provision (iii) Any other stock options, restricted stock, or restricted stock units granted to you by Freescale or its predecessor, Motorola, Inc. (including but not limited to the Freescale Initial Grant) and not vested as of your Separation Date will be forfeited in accordance with the terms of the applicable plan and award documents.

(c) Benefits coverage under the Freescale Employee Medical Benefits Plan (the “Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through February 28, 2005, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After your Separation Date, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The COBRA period commences on the first of the month following the Separation Date. As additional consideration for this Agreement, Freescale will pay you the amount of Ten Thousand Dollars ($10,000.00), less applicable state and federal tax deductions. This payment is provided to help you with payment of COBRA premiums for continuation of your medical benefits.

4. TRANSFER OF EQUIPMENT/OUTPLACEMENT/RELOCATION. Effective on or within thirty business days after your Separation Date, Freescale will transfer to you ownership of your company car. On that date you will assume responsibility for all insurance, maintenance, service and other fees related to this vehicle. You understand that the gift of this car will result in imputed income to you based upon the fair market value of the car as of your Separation Date. Freescale will gross up the imputed income amount to include federal taxes and employee FICA/Medicare taxes. Freescale also will provide senior executive outplacement and career continuation services by a firm to be selected by Freescale for a period of up to one (1) year, and will also reimburse you for up to Ten Thousand Dollars ($10,000.00) for financial planning services and tax preparation services you receive in 2005 (tax preparation services for your 2004 tax return). To receive this reimbursement you must incur the expense and provide receipts for these services to David Doolittle no later than December 31, 2004. Finally, Freescale will relocate you and your personal items from Austin, Texas to your existing home in Illinois using our standard relocation providers. The amount of this relocation assistance will be the lesser of the actual cost of the relocation or Fifteen Thousand Dollars ($15,000.00).

5. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Freescale or its good will, products or business opportunities, or in any manner detrimental to Freescale, though you may assist and cooperate with the Equal Employment Opportunity Commission or other government agency and otherwise give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

6. COOPERATION/INDEMNIFICATION. From your Separation Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Freescale in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Freescale. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Freescale will indemnify you for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Freescale, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Freescale and if the matter is a criminal action, and you had no reasonable cause to believe your conduct was unlawful.

7. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Freescale’s confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer and/or director of Freescale, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty. Such Freescale confidential and proprietary information and trade secrets relating to Freescale’s past, present, or future business, products or technology include, but are not limited to, information in the following categories: (a) strategy and roadmap information including but not limited to business plans, strategic plans, initiatives, potential merger, acquisition and divestiture plans, venture capital investment plans, five-year and other financial and business plans, new and existing business/product plans, and capital planning; (b) alliance, investment and strategic relationship information including but not limited to non-public alliance and investment identity, terms and conditions of contracts, terms of investment, and status of existing/consideration of potential alliances and strategic relationships; (c) management information including but not limited to activities of any corporate-level, region-wide, Freescale-wide, business unit, regional or account leadership team, or their direct reports; (d) technology information including but not limited to present and future research and development, technology roadmaps, technology licensing strategies, and communications and semiconductor core and process strategies; (e) employee and employment information including but not limited to members of leadership teams, job functions, organization and reporting relationships, individual performance, salaries, grades, stock options, bonus plans, variable pay plans, management and leadership planning, and high potential employee information, benefits, recruiting, and human resources policy and procedure; (f) customer information of Freescale including but not limited to non-public customer identity, product purchases, purchase volume, purchase quantity, product mix, sales strategies for particular customers, pricing, distribution plans and strategies, and customer relationship information; (g) product pricing and cost information including but not limited to product costs, margins, manufacturing, sales, development, and distribution costs; (h) manufacturing information including capacity, vendors, materials costs, foundry and outsourcing relationships, volume, pricing, and strategy, and internal manufacturing capabilities and strategy; (i) core process redesign plans, strategies, activities and implementation. Nothing in this Agreement is intended to prohibit you from disclosing information about Freescale, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You shall give Freescale reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Freescale. You agree to keep the terms of this Agreement confidential, except as required in Paragraph 8, or unless required by law to disclose this information, or except to your attorney or to anyone preparing your tax returns.

8. PROTECTION AGAINST INEVITABLE DISCLOSURE. You acknowledge that the nature of your duties and responsibilities for a future employer or for any entity or business for which you perform services in a contract relationship (including but not limited to service as a member of a board of directors or advisory council), might, by the very nature of the duties and responsibilities, result in the disclosure of trade secrets or other information that is confidential and/or proprietary to Freescale. Accordingly, you agree to inform any future employer, or entity or business contracting with you for services, of the possibility of such disclosure and the requirements of this Agreement and request that safeguards be established to ensure against such disclosure. You agree that you will not perform any duties or responsibilities for any third party that will involve the disclosure of Freescale confidential and/or proprietary information or trade secrets or that will present a reasonable possibility of such disclosure.

9. RETURN OF FREESCALE PROPERTY. You further agree, pursuant to your obligations to Freescale under the provisions of your Assignment and Confidentiality Agreement, the Freescale Code of Business Conduct and Ethics, and the Freescale SOP entitled Protection of Proprietary Information (POPI) to return to Freescale by your Separation Date all Freescale property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Freescale and non-Freescale locations, including but not limited to information stored electronically on computer hard drives or disks.

10. NON-COMPETITION/NO SOLICITATION. You acknowledge that you have entered into certain Stock Option Agreements and that such agreements, including the non-competition provisions therein, continue in full force and effect. You further agree that for all options covered by one of these agreements and converted to Freescale options as a result of the separation of Freescale from Motorola, Freescale has the right to rely upon and enforce the Stock Option Agreements as if Freescale and you were the original parties to the Agreement. For a period of two years following your Separation Date, you will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of Freescale to terminate his/her employment with Freescale and/or to seek employment with your new or prospective employer. Before you agree to any proposed employment or other engagement with any person, company or entity during this period (including but not limited to service as a member of a board of directors or advisory council), you agree that you will seek Freescale’s prior written consent that the proposed employment or other engagement does not violate the non-competition provisions of the Stock Option Agreements. Freescale agrees that it will not unreasonably delay or withhold consent. If the parties are unable to reach agreement within 10 business days after Freescale’s receipt of your written request for consent, you may proceed to refer the matter to a qualified, independent neutral expert experienced in the industry, (the “Neutral Expert”), by providing written notice to Freescale. Within five business days after Freescale receives your written notice, the parties will choose a mutually acceptable Neutral Expert. No party will unreasonably withhold consent to the selection of the Neutral Expert. Within seven business days after the Neutral Expert is selected, or as soon thereafter as the Neutral Expert is able to meet with the parties, the parties will meet with the Neutral Expert to present their positions, in a manner to be determined by the Neutral Expert. Based exclusively on the evidence presented by the parties at that meeting, the Neutral Expert will determine whether your proposed employment or other engagement violates the non-competition provisions of the Stock Option Agreements. The decision of the Neutral Expert will be final, binding, and non-appealable.

11. NEW EMPLOYMENT. You agree that you will immediately inform Freescale of (i) the identity of any new employment, start-up business or self-employment (including but not limited to service as a member of a board of directors or advisory council) in which you have engaged or will engage between the date you sign this Agreement and February 11, 2007 (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Freescale to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Freescale as it may from time to time reasonably request in order to determine your compliance with this Agreement.

12. BREACH OF AGREEMENT. You acknowledge that Freescale’s agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Freescale all sums received from Freescale under Paragraph 2 if you breach any of your obligations under Paragraphs 7, 8, 9, 10, or 11 of this Agreement, or the Stock Option Agreements referenced in Paragraph 10. In addition, for all stock options that you exercised within the three-year period prior to your Separation Date or at any time following your Separation Date, you will immediately pay to Freescale an amount representing the difference between the option price and the price you paid at the time of exercise. In any dispute regarding this Agreement, each party will pay its own fees and costs.

13. NON-ADMISSION/GENERAL RELEASE. You, for yourself, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby waive, release and forever discharge Freescale, its present and former employees, officers, directors, agents, affiliates, subsidiaries, insurers, predecessors, successors, and assigns, the Freescale Board of Directors, its agents, successors, affiliates, and assigns, and anyone acting on their joint or several behalf (the “Releasees”), from and on any and all known or unknown claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses whatsoever that in any way arise from, grow out of or are related to events or circumstances that occurred prior to the date of your execution of this Separation and Release Agreement, including but not limited to any matter that relates to your employment with Freescale or the termination thereof.

You agree that the claims that you are waiving, releasing, and discharging include, but are not limited to, those arising from (a) any federal, state, or municipal civil rights, anti-discrimination, employment-related law, statute, or ordinance; or (b) any federal, state, or municipal law, statute, ordinance, or common law doctrine regarding (i) the existence or breach of oral or written contracts or employment, including your offer of employment (ii) defamation or slander, (iii) negligent or intentional misrepresentations, (iv) wrongful discharge, (v) interference with contract, (vi) negligent or intentional infliction of emotional distress, (vii) violation of public policy, (viii) retaliation, (ix) promissory estoppel, (x) harassment, (xi) whistle blowing, or (xii) unpaid wages. By way of example, this release covers any and all claims arising under the Age Discrimination in Employment Act, tho Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment.

14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this twenty-one (21) day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry M. Parsons, Freescale Law Department, 7700 West Parmer Lane, MD: TX32/PL02, Austin, Texas 78729.

TONY PEARL	FREESCALE SEMICONDUCTOR, INC.

/s/ Carleton D. Pearl	By:	/s/ David Doolittle

David Doolittle Senior Vice President, Human Resources

Date: February 8, 2005 Date: February 8, 2005
(to be signed no later than February 12, 2005
and original returned to Larry Parsons at above address)